Exhibit 99.1

Dear Investors,

We are pleased to inform you of our upcoming Spring Investor Meeting to be held Tuesday, April 10, 2018 at 9 a.m. in one of our flagship Design Centers located at 1010 Third Avenue in Manhattan.

Our positive December written order trend has continued with our January retail written orders up 5.9%. We believe this positive trend reflects a strong consumer response to our fresh offerings and targeted marketing programs. We strongly believe we are positioned for growth and during the Investor Meeting we will review many important topics, including:

●	the repositioning of our offerings, such as our just-launched Passport and Uptown collections and our upcoming artisan-inspired collection, which should further increase our reach;

●	the expansion of our marketing initiatives, including the launch of a major network television advertising campaign and improved coordination between our digital and social media channels;

●	the strengthening of our contract business, including the US State Department;

●	and the strengthening of our vertical integration, from our talent and leadership to manufacturing to retail and logistics.

All initiatives, in every facet of our organization, are measured against our brand statement:

Every detail matters.

We look forward to seeing you on Tuesday, April 10; you can expect to receive registration information soon.

Regards,

Corey Whitely, EVP and CFO

corey.whitely@ethanallen.com.